UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The Black & Decker Corporation

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Notice Of Annual Meeting Of Stockholders

The 2006 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 20, 2006, at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect eleven directors to serve until the next annual meeting;

2.	To ratify the selection of Ernst & Young LLP as Black & Decker’s independent registered public accounting firm for 2006;

3.	To act on one stockholder proposal; and

4.	To conduct any other business properly brought before the meeting.

Stockholders of record at the close of business on February 21, 2006, will be entitled to vote at the meeting or any adjournments of the meeting.

Your vote is important to us.    We encourage you to vote as soon as possible by one of three convenient methods:

•	call the toll-free number listed on the proxy card, or

•	access the Internet site listed on the proxy card, or

•	sign, date, and return the proxy card in the envelope provided.

Your Board of Directors recommends a vote “for” each of the nominees included in the Proxy Statement and “against” the stockholder proposal. The Audit Committee, which has the sole authority to retain Black & Decker’s independent registered public accounting firm, recommends a vote “for” proposal 2.

By Order of the Board of Directors

Barbara B. Lucas

Senior Vice President—Public Affairs and Corporate Secretary

March 13, 2006

Proxy Statement

The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and the Annual Report of The Black & Decker Corporation, including the Annual Report on Form 10-K that includes the Consolidated Financial Statements for the year ended December 31, 2005, are being sent beginning March 13, 2006, to stockholders of record at the close of business on February 21, 2006 (the “Record Date”). On the Record Date, there were 75,832,428 shares of common stock outstanding held by 12,272 stockholders of record. Each share of common stock entitles the holder to one vote.

The Board of Directors is soliciting proxies to be voted at the 2006 Annual Meeting of Stockholders to be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 20, 2006, at 9:00 A.M., Eastern Time. You may vote your shares by: (1) calling the toll-free number listed on the enclosed proxy card; (2) accessing the Internet site listed on the proxy card; (3) signing the proxy card and returning it in the enclosed envelope; or (4) attending the meeting in person and voting by ballot at the meeting. You may revoke your proxy, whether given by signing the enclosed proxy card or by using the telephone or Internet procedure, at any time before it is exercised by: (1) delivering written notice of revocation to Black & Decker’s Corporate Secretary; (2) delivering another proxy that is properly signed and has a later date; (3) voting by telephone or through the Internet on a later date; or (4) voting in person at the meeting. Voting by mail using the enclosed proxy card, by telephone, or by accessing the Internet does not limit your right to attend the meeting and change your vote by ballot at the meeting.

The telephone and Internet voting procedures are described on the enclosed proxy card or were sent to you by e-mail if you chose to receive your materials relating to the annual meeting online. The telephone and Internet voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions, and confirm that their instructions have been properly recorded. Your telephone or Internet instructions will authorize the persons named as Proxies to vote your shares as you direct.

Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of Black & Decker shares and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist in the solicitation of proxies and has agreed to pay D. F. King approximately $13,500 and to reimburse its expenses. The solicitation of proxies is being made by mail, and also may be made personally, electronically, or by telephone by Black & Decker employees and representatives of D. F. King.

In accordance with a notice sent to eligible beneficial owners of Black & Decker shares who share a single address, only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank, or nominee received contrary instructions from any beneficial stockholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial owner at that address wishes to receive an Annual Report or Proxy Statement this year or in the future, he or she may contact the Corporate Secretary at Black & Decker’s principal executive office. Black & Decker’s principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.

VOTING SECURITIES

On the Record Date, to Black & Decker’s knowledge, no one other than the stockholders listed in the following table beneficially owned more than 5% of the outstanding shares of its common stock.

Name	Title of Class	Amount of Beneficial Ownership		Percent of Class
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	Common Stock	5,435,757 shares	(1)	7.2%

Atlantic Investment Management, Inc. 666 Fifth Avenue, 34th Floor New York, New York 10103	Common Stock	4,041,500 shares	(2)	5.3%

(1)	Based on the Schedule 13G filed January 26, 2006, by Barclays Global Investors NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power as to 4,760,808 shares and sole dispositive power as to 5,435,757 shares and did not have shared power as to any shares.
(2)	Based on the Schedule 13D filed on October 14, 2005, by Atlantic Investment Management, Inc., in its capacity as an investment advisor. The reporting person is deemed to be the beneficial owner of the common stock that is owned by its investment advisory clients.

ELECTION OF DIRECTORS

Eleven directors will be elected to hold office until their successors are elected and qualified. The presence, in person or by proxy, of the record holders of a majority of the shares of stock entitled to be voted at the meeting constitutes a quorum for the conduct of business. If a quorum is present, the affirmative vote of the record holders of a majority of the shares of stock represented at the meeting in person or by proxy is necessary to elect directors. Abstentions will be treated as shares represented at the meeting and will have the same effect as votes against a director. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Nolan D. Archibald

Chairman, President, and Chief Executive Officer

The Black & Decker Corporation

Mr. Archibald served in various executive positions with Conroy, Inc. In 1977, he became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp Company, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer and Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. He has served continuously in the additional position of chairman of the board since 1987.

Mr. Archibald, who is 62, was first elected a director of Black & Decker in 1985. He also serves as a director of Brunswick Corporation, Lockheed Martin Corporation, and Huntsman Corporation.

Norman R. Augustine

Retired Chairman and Chief Executive Officer

Lockheed Martin Corporation

Mr. Augustine served in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company before joining the United States Department of Defense, where he served as Undersecretary of the Army. He joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman of the board and chief executive officer in 1988 and 1987, respectively. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman of the board and chief executive officer. From 1997 through 1999, Mr. Augustine was a Lecturer with the Rank of Professor on the faculty of Princeton University.

Mr. Augustine, who is 70, was first elected a director of Black & Decker in 1997. He also serves as a director of ConocoPhillips and The Procter & Gamble Company.

Barbara L. Bowles

Vice Chair

Profit Investment Management

Ms. Bowles held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles was chairman of the board and chief executive officer of The Kenwood Group, Inc., an investment advisory firm that she founded in 1989 until December 2005, when the firm was acquired by Profit Investment Management. Currently, she is Vice Chair of Profit Investment Management. The Kenwood Group continues to operate as a wholly-owned subsidiary of Profit. Mrs. Bowles manages all of the client portfolios of The Kenwood Group.

Ms. Bowles, who is 58, was first elected a director of Black & Decker in 1993. She also serves as a director of Wisconsin Energy Corporation, Dollar General Corporation, the Chicago Urban League, and the Children’s Memorial Hospital of Chicago.

George W. Buckley

Chairman, President and

    Chief Executive Officer

3M Company

From 1993 to 1997, Mr. Buckley served as the Chief Technology Officer (for motors, controls and appliance components) and President of two divisions of Emerson Electric Company. In 1997, he joined the Brunswick Corporation as a Vice President, became Senior Vice President in 1999, and became Executive Vice President in 2000. Mr. Buckley was elected President and Chief Operating Officer of Brunswick in April 2000 and the Chairman and Chief Executive Officer in June 2000. In December 2005, he was elected Chairman, President, and Chief Executive Officer of the 3M Company.

Mr. Buckley, who is 59, is proposed for election as a director of Black & Decker for the first time upon the recommendation of the Corporate Governance Committee. Mr. Buckley also serves as a director of the 3M Company.

M. Anthony Burns

Chairman Emeritus

Ryder System, Inc.

Mr. Burns served for nine years with Mobil Oil Corporation, before joining Ryder System, Inc. in 1974. He was elected president and chief operating officer and a director of Ryder in 1979, chief executive officer in 1983, and chairman of the board in 1985. He retired as chief executive officer in 2000 and as chairman of the board and a director in 2002.

Mr. Burns, who is 63, was first elected a director of Black & Decker in 2001. He also serves as a director of Pfizer Inc. and J. C. Penney Company, Inc. He is a life trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

Kim B. Clark

President

Brigham Young University—Idaho

Dr. Clark joined the faculty of Harvard Business School in 1978 and was named Dean of Faculty and George F. Baker Professor of Administration in 1995. He was named President of Brigham Young University—Idaho in 2005. His research is focused on modularity in design and the integration of technology and competition in industry evolution, with a particular focus on the computer industry. He and Carliss Baldwin are co-authors of Design Rules: The Power of Modularity (MIT Press, 2000).

Dr. Clark, who is 56, was first elected a director of Black & Decker in 2003. He also serves as a director of JetBlue Airways Corporation.

Manuel A. Fernandez

Chairman Emeritus

Gartner, Inc.

Mr. Fernandez held various positions with ITT, Harris Corporation, and Fairchild Semiconductor Corporation before becoming president and chief executive officer of Zilog Incorporated in 1979. In 1982, he founded Gavilan Computer Corporation and served as president and chief executive officer and, in 1984, became president and chief executive officer of Dataquest, Inc., an information technology service company. From 1991, he served as president, chairman of the board, and chief executive officer of Gartner Group, and was elected chairman emeritus in 2001. Since 1998, he also has been the managing director of SI Ventures, a venture capital firm.

Mr. Fernandez, who is 59, was first elected a director of Black & Decker in 1999. He also serves as a director of Brunswick Corporation, Flowers Foods, and several private companies and foundations and is chairman of the board of trustees of the University of Florida.

Benjamin H. Griswold, IV

Senior Partner

Brown Advisory

Mr. Griswold joined Alex. Brown & Sons in 1967, became a partner of the firm in 1972, was elected vice chairman of the board and director in 1984, and became chairman of the board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became senior chairman of BT Alex. Brown, and upon the acquisition of Bankers Trust by Deutsche Bank in 1999, he became senior chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc. Mr. Griswold retired from Deutsche Bank Securities Inc. in February 2005 and joined Brown Advisory as Senior Partner in March 2005.

Mr. Griswold, who is 65, was first elected a director of Black & Decker in 2001. He also serves as a director of Baltimore Life Insurance Company and Flowers Foods and is a trustee of The Johns Hopkins University.

Anthony Luiso

Retired President-Campofrio Spain

Campofrio Alimentacion, S.A.

Mr. Luiso was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. He held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley Growers during 1998. In 1999, he joined Campofrio Alimentacion, S.A., the leading processed meat-products company in Spain, as president-international and subsequently served as president of Campofrio Spain through 2001.

Mr. Luiso, who is 62, was first elected a director of Black & Decker in 1988.

Robert L. Ryan

Retired Senior Vice President and

    Chief Financial Officer

Medtronic Inc.

Mr. Ryan was a management consultant for McKinsey and Company and a vice president for Citicorp. He joined Union Texas Petroleum Corporation as treasurer in 1982, became controller in 1983, and was promoted to senior vice president and chief financial officer in 1984. In April 1993, Mr. Ryan was named the senior vice president and chief financial officer of Medtronic, Inc. He retired from Medtronic in 2005.

In October 2005, the Board of Directors increased the size of the Board to ten and elected Mr. Ryan to the Board upon the recommendation of the Corporate Governance Committee. Mr. Ryan, who is 62, also serves as a director of UnitedHealth Group Incorporated, The Hewlett-Packard Company and General Mills, Inc. and is a trustee of Cornell University and the Hazleden Foundation.

Mark H. Willes

Retired Chairman and

    Chief Executive Officer

The Times Mirror Company

Mr. Willes was Assistant Professor of Finance and Visiting Lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman of the board in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman of the board. He also was publisher of The Los Angeles Times from 1997 to 1999.

Mr. Willes, who is 64, was first elected a director of the Corporation in 1990, served until 2001, and was re-elected to the Board in 2004.

BOARD OF DIRECTORS

Corporate Governance    The Board of Directors adopted the Corporate Governance Policies and Procedures Statement to set out the policies and procedures by which the Board performs its duties to direct the management of Black & Decker as provided in the laws of Maryland, to assure compliance with state and federal laws and regulations and applicable rules of the New York Stock Exchange (“NYSE”), and to assure that Black & Decker acts effectively and efficiently in the best interests of its stockholders and other constituencies. The Statement contains the charters of the standing committees of the Board of Directors, the Code of Ethics and Standards of Conduct, and the Code of Ethics for Senior Financial Officers. The Statement is available free of charge on Black & Decker’s Internet Web site (www.bdk.com) or in print by calling (800) 992-3042 or (410) 716-2914.

Independent Directors    The Board has determined that, other than Mr. Archibald, who is a full-time employee, no current director has a material relationship with Black & Decker and each is an “independent director” as defined under the current rules of the NYSE and Black & Decker’s Corporate Governance Policies and Procedures Statement. Exhibit A of this Proxy Statement includes the definition of “independent director” from Black & Decker’s Corporate Governance Policies and Procedures Statement.

Compensation of Directors    Non-management directors receive an annual retainer of $150,000, consisting of shares of common stock with a value of $75,000 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $75,000 in cash. The chairman of each standing committee, other than the Executive Committee, and members of the Audit Committee receive an additional retainer of $10,000 in cash. No separate meeting fees are paid. Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their cash and stock fees in the form of “phantom shares.” A director who elects to defer all or any part of the cash portion of the annual retainer in the form of phantom shares will be credited with shares of common stock having a fair market value (as defined in the Directors Stock Plan) equal to 120% of the amount of cash deferred.

Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director travels in connection with Black & Decker’s business.

Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director’s surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-management director, and no director first elected after 1993 may participate.

Directors Product Program    In February 2006, the Board of Directors adopted the Directors Product Program to encourage directors to use Black & Decker products in order to enhance their understanding and appreciation of Black & Decker’s business. Directors may receive Black & Decker products with an aggregate value of up to $10,000 annually. The value of the products is included in the director’s taxable income, and Black & Decker reimburses directors for the applicable tax liability associated with the receipt of the products. Directors may also purchase Black & Decker products at Black & Decker’s cost.

Board Attendance    During 2005, the Board of Directors met in person or by telephone five times. All directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served. Directors are expected to attend the annual meetings of stockholders, and all of the directors attended the annual meeting in 2005.

Committees    The Board has five committees: Executive, Audit, Compensation, Corporate Governance, and Finance. All committees other than the Executive Committee are composed of non-management directors, each of whom is independent within the current rules of the NYSE. The charter of each committee is available on Black & Decker’s Web site (www.bdk.com).

Executive Committee    The Executive Committee is currently composed of Nolan D. Archibald (Chairman), Norman R. Augustine, M. Anthony Burns, Manuel A. Fernandez, and Anthony Luiso. The Executive Committee meets when required during intervals between meetings of the Board and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law. The Executive Committee did not meet in 2005.

Audit Committee    The Audit Committee, which is currently composed of M. Anthony Burns (Chairman), Barbara L. Bowles, and, as of October 14, 2005, Robert L. Ryan, each of whom is independent within the meaning of the current rules of the NYSE, met five times during 2005. The Audit Committee operates under a written charter adopted by the Board. Its functions and qualifications for membership are set forth in its charter, a copy of which is attached as Exhibit A to this Proxy Statement. The Board has determined that Mr. Burns is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent. The Board and the Audit Committee have adopted a Code of Ethics for Senior Financial Officers that applies to Black & Decker’s Chief Executive Officer, Chief Financial Officer, and Controller. The Code is available on Black & Decker’s Web site (www.bdk.com).

Compensation Committee    The Compensation Committee, which is currently composed of Anthony Luiso (Chairman), Manuel A. Fernandez, Benjamin H. Griswold, IV, and Mark H. Willes, met five times in 2005. The Compensation Committee assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, administers Black & Decker’s stock option, restricted stock and other compensation plans, and monitors the performance of executive officers.

Corporate Governance Committee    The Corporate Governance Committee, which is currently composed of Manuel A. Fernandez (Chairman), Barbara L. Bowles, Benjamin H. Griswold, IV, Mark H. Willes, and, as of October 14, 2005, Robert L. Ryan, each of whom is independent within the meaning of the current rules of the NYSE, met four times in 2005. The Corporate Governance Committee performs the functions of a nominating committee by identifying individuals qualified to become directors and recommending to the Board a slate of director nominees for the next annual meeting of stockholders. The Corporate Governance Committee also recommends members of the standing committees and develops and recommends to the Board corporate governance principles. Its functions and qualifications for membership are set forth in its charter, a copy of which is available on Black & Decker’s Web site (www.bdk.com).

Finance Committee    The Finance Committee, which is currently composed of Norman R. Augustine (Chairman), M. Anthony Burns, Kim B. Clark, and Anthony Luiso, met five times during 2005. The Finance Committee monitors the overall financial performance of Black & Decker, recommends dividends, reviews and recommends offerings of Black & Decker’s securities, and reviews Black & Decker’s investments.

Non-Management Directors    Other than Mr. Archibald, who is a full-time employee, all current directors are non-management directors. The non-management directors generally meet in executive session at the end of each regular Board meeting in February, July, and December. The persons who chair the Audit, Compensation, Corporate Governance, and Finance Committees serve in annual rotation as the presiding director of the executive sessions. Interested persons wishing to make their concerns known to the presiding director or to the non-management directors as a group may contact them at the following address:

Presiding Director [or Non-Management Directors]

c/o Corporate Secretary

The Black & Decker Corporation

701 East Joppa Road

Towson, MD 21286

Stockholder Communications    In addition to the procedures provided for any interested party to communicate with the presiding director or the non-management directors as a group, stockholders also may communicate with individual directors or the whole Board by sending communications, marked to show that they are a “stockholder communication,” in care of the Corporate Secretary at the foregoing address. If addressed to individual directors, the communications will be forwarded, unopened, to those directors, and if addressed to the whole Board, will be forwarded, unopened, to the Chairman of the Corporate Governance Committee for review and appropriate dissemination. Stockholder proposals submitted for possible inclusion in the proxy statement for an annual meeting of stockholders are not, and should not be marked as, a “stockholder communication.”

Nomination of Directors    When a vacancy occurs on the Board of Directors or when the Board increases the number of directors, the Corporate Governance Committee will identify potential candidates to fill the vacancy. Background information on each candidate will be distributed to members of the Corporate Governance Committee, who will screen recommended candidates and, if appropriate, make discreet inquiry to determine the candidate’s interest and availability. Unless eliminated by the screening, the Corporate Governance Committee will report the candidate’s name to the Board and request comments from the other directors. One or more members of the Corporate Governance Committee will meet with the candidate and determine the candidate’s suitability for the Board. Although there are no specific qualifications and standards that must be met by a candidate to be recommended to the Board or any specific qualities or skills that the candidate must possess, a list of desirable characteristics is included in Black & Decker’s Corporate Governance Policies and Procedures Statement, which is posted on Black & Decker’s Web site (www.bdk.com).

The Corporate Governance Committee will consider candidates proposed by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group have held 5% of Black & Decker’s common stock for over one year will be considered substantial, long-term stockholders. In considering candidates proposed by stockholders, the Corporate Governance Committee will apply the same qualifications and standards it applies when considering nominees proposed by Committee or Board members, including whether a proposed candidate is committed to representing the interests of stockholders generally and not the interests of a particular stockholder or group of stockholders, nor the interests of a particular group whose interests are primarily non-economic or involve a social agenda.

Only persons nominated in accordance with Black & Decker’s bylaws are eligible for election as directors. Nominations may be made at the annual meeting of stockholders only by the Board, by the Corporate Governance Committee (which functions as the nominating committee) or a person appointed by the Board, or by a stockholder who is entitled to vote and follows the procedures described below.

A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice of the date of the meeting, the stockholder’s notice must be received no later than the close of business on the tenth day after the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Regulation 14A under the Securities Exchange Act of 1934. The stockholder also must include the stockholder’s name and address and the number of shares of common stock owned by the stockholder. Black & Decker may require any proposed nominee to furnish other information that may be necessary to determine the nominee’s eligibility to serve as a director. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded. Although following these procedures enables a stockholder to make a nomination at the annual meeting, it does not entitle the stockholder to have the nominee included in Black & Decker’s proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission (“SEC”) require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 2005, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis, except for one Form 4 filing for each of Ms. Lucas and Mr. Willes that was filed late to report the sale of shares for the account of Ms. Lucas’ spouse and the settlement of performance shares in shares of common stock under the Director’s Stock Plan, respectively, in each case due to an unintentional administrative oversight.

SECURITY OWNERSHIP BY MANAGEMENT

The Board has adopted a stock ownership policy for principal executive officers, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of two times the base salary of certain officers to five times the base salary of the chief executive officer. Until the minimum share-ownership target is met, an officer is expected to retain at least 50% of the net shares received under stock-based compensation plans. The policy does not apply to officers who are 60 years of age or older.

The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each director-nominee, each named executive officer, and all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 3.1% of the outstanding shares of common stock, each director and named executive officer beneficially owns less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially own 5.7% of the outstanding shares of common stock. The table also includes: (1) shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options; (2) shares of restricted stock held by executive officers; and (3) phantom shares that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan. Executive officers may vote the restricted shares but may not sell or transfer those shares until the restrictions lapse. The phantom shares are not entitled to be voted and may not be transferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.

	Number of Shares Beneficially Owned
Nolan D. Archibald	2,449,401	(1)
Norman R. Augustine	33,857	(2)
Barbara L. Bowles	18,599	(3)
George W. Buckley	0
M. Anthony Burns	12,599	(4)
Kim B. Clark	5,019	(5)
Charles E. Fenton	116,711	(6)
Manuel A. Fernandez	26,455	(7)
Benjamin H. Griswold, IV	34,000	(8)
Paul A. Gustafson	35,378	(9)
Thomas D. Koos	79,633	(10)
Anthony Luiso	38,205	(11)
Michael D. Mangan	221,575	(12)
Robert L. Ryan	475	(13)
John W. Schiech	237,574	(14)
Mark H. Willes	24,239	(15)
All Directors and Executive Officers as a Group (28 persons)	4,521,978	(16)

(1)	Includes 2,056,250 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 3,730 shares held under the Retirement Savings Plan and 34,302 shares held by or for the benefit of members of Mr. Archibald’s immediate family as to which Mr. Archibald has sole or shared voting or investment power.
(2)	Includes 14,500 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under The 1995 Stock Option Plan for Non-Employee Directors (the “Directors Stock Option Plan”). Also includes 14,357 phantom shares held for the benefit of Mr. Augustine in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
(3)	Includes 10,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Also includes 306 phantom shares held for the benefit of Mrs. Bowles in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mrs. Bowles.
(4)	Includes 5,833 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Also includes 1,348 phantom shares held for the benefit of Mr. Burns in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Burns.
(5)	Includes 1,226 phantom shares held for the benefit of Mr. Clark in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Clark.
(6)	Includes 2,170 shares held under the Retirement Savings Plan and 71,250 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 15,494 shares held for the benefit of a member of Mr. Fenton’s immediate family.
(7)	Includes 12,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 13,955 phantom shares held for the benefit of Mr. Fernandez in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Fernandez.
(8)	Includes 4,375 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(9)	Includes 3,750 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 50 shares held for the benefit of a member of Mr. Gustafson’s immediate family.
(10)	Includes 357 shares held under the Retirement Savings Plan and 51,250 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(11)	Includes 15,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 15,536 phantom shares held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Luiso. Also includes 150 shares held for the benefit of a member of Mr. Luiso’s immediate family.
(12)	Includes 482 shares held under the Retirement Savings Plan and 180,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.

(13)	Represents phantom shares held for the benefit of Mr. Ryan in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Ryan.
(14)	Includes 1,857 shares held under the Retirement Savings Plan and 207,750 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(15)	Includes 5,273 phantom shares held for the benefit of Mr. Willes in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Willes.
(16)	Includes 20,147 shares held for the account of the executive officers under the Retirement Savings Plan and 3,602,133 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 52,476 phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors.

The information provided in the table above is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

EXECUTIVE COMPENSATION

The following tables and text summarize, in accordance with regulations of the SEC, Black & Decker’s compensation of its executive officers.

Summary Compensation    The following table shows a three-year history of Black & Decker’s compensation of its chief executive officer and the five other most highly compensated executive officers based on total annual salary and bonus for 2005.

	Annual Compensation					Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock(a)	Securities Underlying Options/ SARs	LTIP Payouts		All Other Compensation
Nolan D. Archibald	2005	$1,500,000	$3,000,000	$647,299	(b)	$4,158,000	150,000	$2,249,344	(c)	$135,000	(d)
Chairman, President,	2004	1,458,333	3,000,000	314,372	(e)	3,622,450	150,000	3,410,332	(f)	126,250
and Chief Executive Officer	2003	1,375,000	2,750,000	237,812	(g)	—	300,000	7,275,000	(h)	123,750

Michael D. Mangan	2005	495,833	550,000	145,286	(i)	645,322	25,000	645,064	(c)	48,057	(j)
Senior Vice President	2004	470,000	541,000	45,446	(k)	576,806	25,000	871,641	(f)	43,472
and Chief Financial	2003	435,000	414,000	29,635	(k)	—	50,000	1,015,000	(h)	46,240
Officer

Charles E. Fenton	2005	463,333	427,500	47,883	(l)	498,960	18,000	609,999	(c)	29,185	(m)
Senior Vice President	2004	446,667	509,500	40,287	(l)	345,526	15,000	882,309	(f)	25,145
and General Counsel	2003	430,000	391,500	27,395	(l)	—	30,000	1,090,000	(h)	24,105

John W. Schiech	2005	400,417	425,000	42,485	(n)	645,322	25,000	336,631	(c)	30,880	(o)
Group Vice President	2004	376,462	385,000	32,284	(n)	345,526	15,000	481,938	(f)	23,111
	2003	353,333	150,000	20,068	(n)	—	22,000	1,745,000	(h)	24,386

Thomas D. Koos	2005	389,583	425,000	40,193	(p)	498,960	18,000	303,890	(c)	27,369	(q)
Group Vice President	2004	366,154	381,250	31,370	(p)	345,526	15,000	425,153	(f)	19,729
	2003	304,167	150,000	18,497	(p)	—	25,000	500,000	(h)	16,000

Paul A. Gustafson	2005	466,667	320,000	41,037	(r)	382,536	15,000	506,784	(c)	29,370	(s)
Executive Vice	2004	450,000	315,000	34,899	(r)	345,526	15,000	602,320	(f)	29,220
President	2003	425,000	300,000	24,568	(r)	—	30,000	1,285,000	(h)	34,838

(a)	The amounts in the table represent the value of the restricted shares based on the closing price of $83.16 and $55.73 per share of common stock on the New York Stock Exchange on the date of grant for 2005 and 2004, respectively. At December 31, 2005, the number and value of the restricted stock holdings, based on a December 30, 2005 closing price of $86.96, were as follows:

Name	Number of Restricted Shares	Value
N. D. Archibald	115,000	$10,000,400
M.D. Mangan	18,110	1,574,846
C. E. Fenton	12,200	1,060,912
J. W. Schiech	13,960	1,213,962
T. D. Koos	12,200	1,060,912
P. A. Gustafson	10,800	939,168
Holders of restricted shares are entitled to receive any dividends paid on those shares.

(b)	Includes perquisites and other personal benefits of $368,033. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $327,212.
(c)	Represents LTIP payout for the two-year performance period ended December 31, 2005.
(d)	Includes $6,300 in contributions to the Retirement Savings Plan and $128,700 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker.
(e)	Includes perquisites and other personal benefits of $123,581. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $86,718.
(f)	Represents LTIP payout for the two-year performance period ended December 31, 2004.
(g)	Includes perquisites and other personal benefits of $105,673. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $65,192.
(h)	Represents LTIP payout for the three-year performance period ended December 31, 2003.
(i)	Includes perquisites and other personal benefits of $68,761. The perquisites and other personal benefits include $38,500 in club membership fees, paid by Black & Decker.
(j)	Includes $6,300 in contributions to the Retirement Savings Plan, $16,952 in life insurance premiums, and $24,805 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(k)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Mangan did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(l)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Fenton did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(m)	Includes $4,200 in contributions to the Retirement Savings Plan and $24,985 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker.
(n)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Schiech did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(o)	Includes $6,300 in contributions to the Retirement Savings Plan, $7,317 in life insurance premiums, and $17,263 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(p)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Koos did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(q)	Includes $5,250 in contributions to the Retirement Savings Plan, $4,244 in life insurance premiums, and $17,875 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(r)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Gustafson did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(s)	Includes $6,300 in contributions to the Retirement Savings Plan and $23,070 in life insurance premiums, both paid by Black & Decker.

Option/SAR Grants in Last Fiscal Year    The following table shows information about grants of stock options to the named executive officers under Black & Decker’s stock option plans during 2005. No freestanding stock appreciation rights (“SARs”) were granted to executive officers during 2005.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/ SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	5%	10%
Nolan D. Archibald	150,000	19.8%	$82.255	4/24/2015	$7,759,455	$19,663,994
Michael D. Mangan	25,000	3.3%	82.255	4/24/2015	1,293,243	3,277,332
Charles E. Fenton	18,000	2.4%	82.255	4/24/2015	931,135	2,359,679
John W. Schiech	25,000	3.3%	82.255	4/24/2015	1,293,243	3,277,332
Thomas D. Koos	18,000	2.4%	82.255	4/24/2015	931,135	2,359,679
Paul A. Gustafson	15,000	2.0%	82.255	4/24/2015	775,946	1,966,399

These stock options have an exercise price equal to the fair market value of common stock on the date of grant and become exercisable in four equal annual installments beginning 12 months after the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values    The following table shows information regarding stock options exercised by the named executive officers during 2005 and the number and value of unexercised stock options at December 31, 2005. The value of unexercised stock options is based on the closing price of $86.96 per share of common stock on December 30, 2005, the last trading day of 2005. As of that date, no freestanding SARs were outstanding.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005		Value of Unexercised In-the- Money Options/SARs at December 31, 2005
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Nolan D. Archibald	—	$—	2,056,250	468,750	$89,363,748	$12,973,313
Michael D. Mangan	75,000	2,733,858	180,000	77,500	8,023,938	2,138,075
Charles E. Fenton	150,000	6,517,631	71,250	51,750	3,386,813	1,383,878
John W. Schiech	4,000	202,452	207,750	52,250	9,543,487	1,131,358
Thomas D. Koos	30,000	1,241,447	51,250	46,750	2,409,388	1,169,253
Paul A. Gustafson	111,250	4,719,597	3,750	48,750	100,388	1,369,763

Long-Term Incentive Plans—Awards in Last Fiscal Year    The following table shows information about grants under the Performance Equity Plan (“PEP”) of performance units equivalent to shares of common stock in February 2005 for the two-year period commencing January 1, 2005. Cash amounts paid under the PEP during 2005 in amounts equal to the dividends that would have been paid if the outstanding performance units were in the form of common stock are included in the Other Annual Compensation column of the Summary Compensation Table. In accordance with the performance goals established under the PEP for the two-year period commencing January 1, 2005, the threshold, target, and maximum awards are equal to 50%, 100%, and 150%, respectively, of the performance units granted. The various levels of future payouts will be based upon Black & Decker achieving established targets for earnings per share and, in certain cases, working capital utilization and operating income at the end of the two-year performance period. The amounts shown for each named executive officer are based on the closing price of $82.06 per share of common stock on February 9, 2005, the date of the grant. The value of any payouts ultimately received will vary depending on, among other things, the price per share of common stock on the date the payouts are made.

Name	Number of Shares, Units or Other Rights	Performance or Other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold	Target	Maximum
Nolan D. Archibald	12,796	2 years	$525,020	$1,050,040	$1,575,060
Michael D. Mangan	3,583	2 years	147,010	294,021	441,031
Charles E. Fenton	3,327	2 years	136,507	273,014	409,520
John W. Schiech	2,315	2 years	94,984	189,969	284,953
Thomas D. Koos	2,285	2 years	93,754	187,507	281,261
Paul A. Gustafson	3,290	2 years	134,989	269,977	404,966

Pension Benefits    Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers, including the officers named in the Summary Compensation Table, and salaried employees. The calculation of benefits under these pension plans is determined by a formula that takes into account the participant’s stated average annual compensation and years of credited service. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains The Black & Decker Supplemental Executive Retirement Plan (“SERP”) and The Black & Decker Supplemental Pension Plan (the “Supplemental Pension Plan”) for specified executives that authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. Messrs. Archibald, Mangan, Fenton, Schiech, Koos and Gustafson participate in the SERP and the Supplemental Pension Plan. The following table reflects benefits payable under the tax-qualified plan, the SERP, and the Supplemental Pension Plan for executives participating in those plans, including Messrs. Archibald, Mangan, Fenton, Schiech, Koos and Gustafson.

Pension Plan Table

	Years of Service
Average Annual Compensation	15	20	25	30	35
$ 500,000	$ 300,000	$ 300,000	$ 300,000	$ 300,000	$ 300,000
750,000	450,000	450,000	450,000	450,000	450,000
1,000,000	600,000	600,000	600,000	600,000	600,000
1,250,000	750,000	750,000	750,000	750,000	750,000
1,500,000	900,000	900,000	900,000	900,000	900,000
1,750,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
2,500,000	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
3,000,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000
3,500,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000
4,000,000	2,400,000	2,400,000	2,400,000	2,400,000	2,400,000
4,500,000	2,700,000	2,700,000	2,700,000	2,700,000	2,700,000

Although the normal retirement age is 65 under the tax-qualified plan and the Supplemental Pension Plan, normal retirement age is 60 with five years service under the SERP. The amounts in the Pension Plan Table assume that benefit payments will start when the participant reaches his or her normal retirement date, which is the later of the date the participant reaches age 60 or completes five years of service. For at least ten but less than 15 years of service, the amounts in this table would be 50% of average annual compensation. For less than ten years of service, the amounts in the table would be 5% of average annual compensation for each year of service. If payments start before the participant’s normal retirement date, the benefit amount would be actuarially reduced. These reductions, however, would not apply to participants after a change in control occurs.

The compensation reflected in the Pension Plan Table is the executive’s base annual salary and bonus (as reported in the Summary Compensation Table), including salary continuance payments. The amount of compensation used when calculating the amounts in the Pension Plan Table is an executive’s highest three-year average of compensation out of the last seven years (or the last seven full calendar years) of employment with Black & Decker measured from each of the following dates: date of employment termination, the end of any salary continuation period, and, if a change in control has occurred, the date of the change in control.

The Pension Plan Table reflects the annual benefit payable beginning at the participant’s normal retirement age in the form of an annuity for the participant’s life. If a participant dies, his or her surviving spouse receives 50% of the monthly benefits for the spouse’s life. The benefits reflected in the Pension Plan Table are reduced by 100% of the participant’s Social Security benefits and any retirement, disability, death, and similar benefits received from Black & Decker or any other employer.

In 2005, the Board of Directors amended the SERP and the Supplemental Pension Plan in response to new rules adopted under the American Jobs Creation Act that apply to deferred compensation arrangements. The amendment allows participants irrevocably to elect by December 31, 2006, to receive their benefits under the SERP and the Supplemental Pension Plan in five equal annual installments if the participant begins receiving benefits before his or her 65th birthday or in the form of a lump sum payment if the participant begins receiving benefits after his or her 65th birthday. These payments under the SERP and the Supplemental Pension Plan are calculated as an actuarial equivalent based upon a 4.5% discount rate and, for mortality, the 1994 Group Annuity Reserving Table.

The following table reflects the estimated annual benefits that would be payable to the officers named in the Summary Compensation Table under the tax-qualified pension plan and the additional amount that would be payable in five annual installments under the SERP and the Supplemental Pension Plan upon retirement at the participant’s normal retirement age based on his continued employment at his current compensation or, in the case of Messrs. Archibald and Gustafson, current age and compensation as of December 31, 2005, if those officers elected to receive their benefits under the SERP and the Supplemental Pension Plan in five equal annual installments.

Executive	Annual Benefit Under Qualified Pension Plan	Additional Five-Year Installment Payment Under SERP and Supplemental Pension Plan
Nolan D. Archibald	$51,074	$8,126,924
Michael D. Mangan	36,108	1,929,940
Charles E. Fenton	41,136	1,687,129
John W. Schiech	86,160	1,332,196
Thomas D. Koos	52,188	1,375,044
Paul A. Gustafson	108,039	1,052,235

The credited years of service for pension purposes as of December 31, 2005, and the estimated years of service at the participant’s normal retirement date for each executive named in the Summary Compensation Table are as follows:

Name	Years of Service at December 31, 2005	Years of Service at Normal Retirement
Nolan D. Archibald	20.25	17.75
Michael D. Mangan	6.17	17.00
Charles E. Fenton	16.67	19.08
John W. Schiech	25.50	43.25
Thomas D. Koos	6.42	29.50
Paul A. Gustafson	41.21	37.38

CEO Employment Agreement and Severance Benefit Agreements    The terms and conditions of employment of Mr. Archibald are governed by a written employment agreement, which was amended and restated in February 2006. Mr. Archibald’s employment agreement provides for an annual salary of $1,500,000 and his continued participation in all compensation and benefit plans.

Mr. Archibald’s employment agreement provides for the payment of benefits if Black & Decker terminates his employment without cause or Mr. Archibald terminates his employment for good reason. Under the employment agreement, Mr. Archibald has the right to terminate his employment for good reason upon the occurrence of the following events: (1) failure of Black & Decker to perform its obligations under the employment agreement; (2) assignment to Mr. Archibald of any duties inconsistent with his current status as Chairman, President and Chief Executive Officer; (3) upon the occurrence of a change in control, Mr. Archibald is not the Chairman, President and Chief Executive Officer of the successor entity; (4) reduction in Mr. Archibald’s annual base salary; (5) failure by Black & Decker to continue any compensation plan in which Mr. Archibald participates; or (6) failure by Black & Decker to continue any material benefit provided to Mr. Archibald.

Upon the termination of Mr. Archibald’s employment by Black & Decker without cause or by Mr. Archibald with good reason, Mr. Archibald would be entitled to the following benefits: (1) a severance payment equal to (A) three times the sum of Mr. Archibald’s annual base salary and the “EAIP maximum payment” plus (B) the “PEP maximum payment;” (2) Mr. Archibald will fully vest in all outstanding stock options, and all shares of restricted stock will become fully vested and no longer subject to forfeiture; (3) reimbursement of all legal fees and expenses incurred by Mr. Archibald as a result of his termination; and (4) life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which Mr. Archibald was entitled immediately prior to termination.

For purposes of the employment agreement, “EAIP maximum payment” means the maximum payment that Mr. Archibald could have received under The Black & Decker Executive Annual Incentive Plan, determined as if Mr. Archibald had remained a participant and all performance goals that would have entitled Mr. Archibald to a maximum payment are met or exceeded. “PEP maximum payment” equals the sum of (1) the value of 150% of the performance shares that are forfeited by Mr. Archibald pursuant to The Black & Decker Performance Equity Plan (“PEP”) plus (2) 150% of the product of (A) Mr. Archibald’s annual base salary multiplied by (B) the percentage target used to calculate the number of performance shares awarded to Mr. Archibald under the PEP.

Upon the occurrence of a change in control, Mr. Archibald will fully vest in all outstanding stock options, and, under the terms of The Black & Decker Restricted Stock Plan (the “RSP”) and the PEP, respectively, all shares of restricted stock previously awarded to Mr. Archibald will become fully vested and no longer subject to forfeiture, and Mr. Archibald will receive the maximum number of performance shares held by him (150% of the target award for each performance period) under the PEP. In connection with a change in control, Mr. Archibald will be entitled to a gross-up payment if he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Under the employment agreement, a change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change of control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

If Mr. Archibald notifies the Compensation Committee of his expected retirement date, the agreement requires the Compensation Committee to establish a vesting schedule with respect to all subsequent awards of stock options and restricted stock that ensures that those stock option and shares of restricted stock will vest on or before Mr. Archibald’s expected retirement date. On a date that is 18 months following Mr. Archibald’s retirement, Black & Decker will pay Mr. Archibald an amount equal to 150% of any performance shares that Mr. Archibald forfeits under the PEP. For purposes of calculating this payment, the value of each performance share will be the closing price per share of Black & Decker’s common stock on the New York Stock Exchange on or nearest to Mr. Archibald’s retirement date.

In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. Mangan, Fenton, Gustafson, Schiech, and Koos. If a covered executive is terminated other than for cause, the executive’s compensation and benefits will be continued for a specified period of up to two years. The compensation and benefits payable under the salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive’s base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.

In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time and currently cover 17 employees, including each executive officer named in the Summary Compensation Table other than Mr. Archibald. The severance benefits agreements expire on December 31, 2011, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control.

The severance benefits agreements provide for the payment of specified benefits if employment terminates under certain circumstances following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change of control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

The severance benefits agreements provide that each executive will fully vest in all outstanding stock options held by the executive upon the occurrence of a change in control. Upon the occurrence of a change in control, all shares of restricted stock previously awarded to the executive will become fully vested and no longer subject to forfeiture under the terms of the RSP, and the executive will receive the maximum number of performance shares held by him or her (150% of the target award for each performance period) under the terms of the PEP.

Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers. Benefits under the severance benefits agreements generally include: (1) a severance payment equal to (A) three times the sum of the executive’s annual base salary and the “maximum participant award” plus (B) 150% of the product of (X) the executive’s annual base salary multiplied by (Y) the percentage target used to calculate the number of performance shares awarded to the executive under the PEP; (2) reimbursement of all legal fees and expenses incurred by the executive as a result of his termination; (3) a gross-up payment if the executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; and (4) life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which the executive was entitled immediately prior to termination.

For purposes of the severance benefits agreement, the “maximum participant award” means the maximum payment that the executive could have received under the applicable annual incentive plan, determined as if the executive had remained a participant and all performance goals that would have entitled the executive to a maximum payment are met or exceeded.

The Board believes that these severance benefits agreements encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits agreements, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, because the agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, which is composed entirely of independent directors, assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, administers Black & Decker’s stock option plans, the Restricted Stock Plan, and incentive compensation plans and monitors the performance of the executive officers. The Committee recommends to the independent members of the Board the salaries and benefits of the executive officers. In 2005, the Committee hired a compensation consultant to provide ongoing guidance on executive compensation matters. The Board did not reject or modify any of the recommendations of the Committee during 2005.

Philosophy and Objectives    Black & Decker seeks, by providing a competitive, performance-based compensation program, to attract and retain top quality executives with the qualifications necessary for the long-term financial success of Black & Decker. The program consists of a fixed salary and cash and stock-based incentive awards. Incentive awards include both short-term and long-term awards. The program is designed to provide total compensation that rewards performance and to focus management on Black & Decker’s annual and long-term financial performance and on long-term stock price performance.

Principal Components of Executive Compensation    The principal components of the executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation.

BASE SALARY    The Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. An executive’s base salary generally reflects the executive’s responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the executive’s services. Except for the chief executive officer’s salary, which is reviewed at 18-month intervals, the Committee reviews base salaries at 14-month intervals. In addition to these periodic reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive pressure.

ANNUAL INCENTIVE COMPENSATION    Under the Annual Incentive Plan and the Executive Annual Incentive Plan, a companion plan for certain executive officers (together, the “annual incentive plans”), the Committee awards annual bonuses based on a number of factors, including corporate financial performance against established targets. Individual awards may also take into consideration business unit performance and a subjective evaluation of individual performance. Generally, corporate financial performance has been measured by earnings per share (“EPS”) excluding a favorable $55 million pre-tax insurance settlement and the $51.2 million incremental tax expense related to the repatriation of foreign earnings under the American Job Creation Act of 2004. In the remainder of this Report, EPS means EPS excluding these items. Generally, business unit performance has been measured by financial objectives, including operating income and working capital utilization.

Black & Decker exceeded the EPS target established by the Committee at the beginning of 2005 for purposes of awards under the annual incentive plans. Target incentive awards for 2005 to executive officers ranged from 40% to 100% of base salary, with maximum awards of 60% to 200% of base salary, reflecting the extent to which EPS exceeded the target for the year, the Committee’s evaluation of each individual’s performance, and the performance of the business unit or units for which the individual was responsible. In addition to other key employees identified by the Committee, 16 executive officers participated in the annual incentive plans in 2005.

LONG-TERM INCENTIVE COMPENSATION    The long-term incentive compensation program is composed of the Performance Equity Plan (“PEP”), the Restricted Stock Plan (“RSP”), and stock option plans. Under the PEP, the Committee makes awards payable in Black & Decker common stock, cash, or a combination of both based on Black & Decker’s performance during a two-year performance period against established EPS targets and, in the case of executives with operating responsibility, financial objectives of the relevant business unit such as operating income and working capital and asset utilization. The EPS targets are established by the Committee at the beginning of the performance period after consideration of Black & Decker’s operating plan for that period. The number of PEP units granted to an executive officer generally is determined by the officer’s base salary, with the dollar value of the shares underlying the PEP unit grant ranging from 40% to 70% of base salary. In 2005, 14 executive officers received PEP awards for the 2005-2006 performance period.

The Committee awards shares of restricted stock under the RSP to newly hired executives in amounts negotiated as part of their employment packages and annually to all executives in amounts based on the market value of the shares covered by the awards as a percentage of the executive’s annual salary. In addition to other key employees identified by the Committee, 14 executive officers received grants of restricted stock in 2005. Each award is subject to a Restricted Share Agreement that provides for forfeiture in certain events, such as voluntary termination of employment, and full vesting upon certain events. With respect to the awards made in 2005, each award will vest upon completion of four years of full-time employment.

The Committee awards stock options to newly hired executives in amounts negotiated as part of their employment packages and annually to all executives in amounts based on the market value of the shares covered by the award as a percentage of the executive’s annual salary. All awards are exercisable at the fair market value of the stock on the date of grant. The awards generally become exercisable in four equal annual installments and remain exercisable for ten years from the date of grant. In addition to other key employees identified by the Committee, 14 executive officers received stock options in 2005.

Cap on Deductibility of Executive Compensation    Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the chief executive officer or one of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the Executive Annual Incentive Plan and PEP qualify for the exemption. The stockholders re-approved the performance-based goals under the EAIP and the PEP at the 2005 Annual Meeting of Stockholders for the purposes of continuing to qualify these plans under Section 162(m). Current awards under the RSP are not performance-based and do not qualify for the exemption. The Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. In the case of the RSP, the current awards are designed primarily to retain current executives and vest solely on the basis of the executive remaining in the employ of Black & Decker. Also, under some circumstances, the Committee may exercise both positive and negative discretion in determining appropriate amounts of compensation because it believes that the prudent use of discretion in determining pay level is consistent with the philosophy and objectives of Black & Decker’s compensation program and gives the Committee flexibility to exercise subjective judgment in assessing an executive’s performance. In those situations, part of the compensation paid may not be deductible. The Committee has concluded that approximately $830,000 of the compensation that would otherwise be deductible in 2005 is not deductible because of the $1 million limitation.

Compensation of the Chief Executive Officer    Mr. Archibald’s salary was $1,500,000 in 2005, unchanged since 2004. His award for 2005 under the Executive Annual Incentive Plan of $3,000,000 was based on Black & Decker exceeding the EPS goal for maximum payout and substantial achievement of all other personal goals established at the beginning of the year. In particular, the Committee noted the achievement of record sales, earnings and free cash flow by Black & Decker in 2005, the continued development of Black & Decker’s executive management, the introduction of new products, margin improvement, expense control, integration savings, and working capital utilization.

Restricted stock, stock options, and awards under the PEP represent Mr. Archibald’s primary long-term incentive opportunity. Coupled with Black & Decker’s stock ownership policy for executive officers (discussed above under the caption Security Ownership of Management), these components of the long-term incentive award program are intended to create a strong motivation to develop and implement strategies that lead to consistent and lasting increases in Black & Decker’s return to its stockholders. Mr. Archibald’s stock ownership significantly exceeds the stock ownership policy target of five times his annual salary.

In April 2005, the Committee awarded Mr. Archibald 50,000 shares of restricted stock, all of which vest upon completion of four years of full-time employment, and 150,000 stock options, which are exercisable in four equal annual installments beginning one year from the date of grant. For the two-year performance period beginning January 1, 2005, the Committee granted Mr. Archibald 12,796 PEP units, which, if earned upon the achievement of the performance targets established by the Committee, would equal approximately 70% of his then-current base salary based on the stock price on the date of grant. These grants were made to continue to align his interests with those of Black & Decker’s stockholders.

For the two-year performance period that ended December 31, 2005, Mr. Archibald had been granted 18,147 PEP units. Under the terms of the PEP, participants are entitled to receive up to 150% of the original grant if the EPS goal for maximum payout is achieved, and the payment of PEP units earned may be made in shares of common stock, cash, or a combination of cash and common stock as determined by the Committee. Because Black & Decker exceeded the EPS goal for maximum payout for this performance period, Mr. Archibald received 27,221 shares of Black & Decker common stock, representing an award of 150% of the PEP units initially granted to him for this performance period.

Compensation of Other Executive Officers    During 2005, the named and other executive officers, excluding Mr. Archibald, received salary increases ranging from 2% annualized to 9.5% annualized based on the Committee’s periodic reviews of those salaries. One executive officer received a salary increase of 15% annualized during 2005 following a promotion of that executive, whose responsibilities increased significantly as a result of the promotion.

The named and other executive officers, excluding Mr. Archibald, received annual incentive awards under the applicable annual incentive plan ranging from $150,000 to $472,500. Five executive officers, including Messrs. Mangan, Schiech and Koos, received special bonuses ranging from $51,500 to $84,000 in special recognition of their contributions in 2005. The incentive awards were determined in a manner consistent with the plans and philosophy described above.

In addition to Mr. Archibald, the named and other executive officers received stock option and restricted share grants during 2005. The level of the option grants and the amount of the restricted shares were determined based on the long-term incentive compensation philosophy described above. The options have a ten-year term, and are exercisable at the fair market value of the shares of common stock on the date of grant. The options become exercisable in four annual installments beginning 12 months after the date of grant. For the two-year performance period beginning January 1, 2005, the Committee granted PEP units to the named and other executive officers (other than Mr. Archibald) based on target percentages of base salary of approximately 40% to 60% in a manner consistent with the philosophy described above. For the two-year performance period that ended on December 31, 2005, the named and other executive officers received shares of common stock under the PEP at a level of approximately 150% or, in the case of one executive officer, approximately 120% of the PEP units initially granted for this performance period in a manner consistent with the philosophy described above.

Access to Competitive Data    In establishing an appropriate level of overall executive compensation, the Committee reviews with management competitive data from recognized national surveys concerning executive compensation levels and practices. These surveys include some of the companies that are included in the Peer Group used by Black & Decker in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has chosen not to limit the survey information to companies in the Peer Group because the competition that Black & Decker faces in recruiting and retaining executives comes from companies in many different industries. After reviewing the competitive data, the Committee evaluates the executive’s performance and considers Black & Decker’s needs to arrive at individual compensation decisions.

Anthony Luiso (Chairman)

Manuel A. Fernandez

Benjamin H. Griswold, IV

Mark H. Willes

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

(1)	Assumes $100 invested at the close of business on December 31, 2000, in Black & Decker common stock, Standard & Poor’s (S&P) 500 Index, and the Peer Group.
(2)	The cumulative total return assumes reinvestment of dividends.
(3)	The Peer Group consists of the companies in the following indices within the Standard & Poor’s Super Composite 1,500: Household Appliances, Housewares & Specialties, Industrial Machinery, and Building Products. A list of the companies in the Peer Group will be furnished upon request addressed to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286.
(4)	Total return is weighted according to market capitalization of each company at the beginning of each year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed Black & Decker’s audited financial statements for the fiscal year ended December 31, 2005, with management and with Black & Decker’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”). Management is responsible for the preparation of the financial statements and the maintenance of effective internal control over financial reporting and its assessment that Black & Decker maintained effective internal control over financial reporting as of December 31, 2005. E&Y is responsible for performing independent audits of Black & Decker’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, and expressing opinions thereon.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with E&Y its independence, and has considered the compatibility of non-audit services provided by E&Y with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005, be included in Black & Decker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

M. Anthony Burns (Chairman)

Barbara L. Bowles

Robert L. Ryan

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee must approve in advance all audit and non-audit services provided by Black & Decker’s independent registered public accounting firm. The Audit Committee has engaged E&Y to serve as Black & Decker’s independent registered public accounting firm during 2006 and has approved certain non-audit services to be provided by E&Y. Unless a stockholder directs otherwise, proxies will be voted for the ratification of the selection of E&Y as the independent registered public accounting firm for 2006. If the appointment is not ratified by the stockholders, the Audit Committee will consider the selection of another independent registered public accounting firm for 2006.

A representative of E&Y is expected to be present at the 2006 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

When pre-approving non-audit services provided by Black & Decker’s independent registered public accounting firm, the Audit Committee determines that the provision of these services is consistent with the basic principles of independence that the auditor cannot: (1) function in the role of management, (2) audit its own work, or (3) serve in an advocacy role of Black & Decker. The Audit Committee also considers the amount of non-audit services previously provided by the independent registered public accounting firm to determine whether the additional non-audit services are compatible with maintaining the firm’s independence. If it is necessary for Black & Decker to engage E&Y to provide certain non-audit services between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated to the Chairman of the Committee the authority to pre-approve particular non-audit services in categories that the Committee has approved and are compatible with maintaining E&Y’s independence. Decisions made by the Chairman of the Committee will be reported to the Committee at its next regularly scheduled meeting.

Although Black & Decker closely monitors the nature of the services provided by E&Y, it is possible that E&Y will provide non-audit services that were not recognized as non-audit services at the time of engagement. In order to ensure that the independence of E&Y is consistent with the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee has authorized its Chairman to approve on its behalf any non-audit services rendered by E&Y if: (1) the services are permitted by the SOA, (2) the services were not recognized by Black & Decker at the time of engagement to be non-audit services, (3) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Black & Decker to E&Y during a fiscal year, (4) the services are promptly brought to the attention of the Audit Committee, and (5) the approval is given prior to the completion of the audit. Black & Decker will disclose in its proxy statement the percentage of fees paid to the independent auditor under this procedure. There were no fees paid to E&Y under this procedure during 2005 or 2004.

Audit Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered for the audit of Black & Decker’s annual financial statements, the reviews of the financial statements included in Black & Decker’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory or regulatory filings were $5,913,000 for the fiscal year ended December 31, 2005, and $6,224,000 for the fiscal year ended December 31, 2004. The amounts for the 2005 and 2004 fiscal years include $1,345,000 and $2,350,000, respectively, for services rendered in connection with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting.

Audit-Related Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Black & Decker’s financial statements and not reported under the caption Audit Fees were $1,565,000 for the year ended December 31, 2005, and $1,346,000 for the year ended December 31, 2004. These services included employee benefit plan audits, assistance with debt and regulatory compliance issues, due diligence and accounting consultations related to mergers, acquisitions and dispositions, accounting consultations concerning regulatory reporting, attest services, and assistance with regulatory reports.

Tax Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning were $2,517,000 for the year ended December 31, 2005, which included $1,062,000 for tax compliance services and $1,455,000 for tax advice and planning services, and $2,104,000 for the year ended December 31, 2004, which included $1,102,000 for tax compliance services and $1,002,000 for tax advice and planning services. These services included assistance in the preparation of Black & Decker’s tax returns and expatriate tax returns, assistance with tax audits and appeals, tax advice relating to mergers, acquisitions, dispositions, and employee benefits, requests for rulings or technical advice from taxing authorities, and organization tax structure evaluation and planning.

All Other Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered during each of the last two fiscal years other than as stated above under the captions Audit Fees, Audit-Related Fees, and Tax Fees were $ -0- for the year ended December 31, 2005, and $ -0- for the year ended December 31, 2004.

The Audit Committee recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

Equity Compensation Plan Information    The following table provides information as of December 31, 2005, with respect to shares of Black & Decker’s common stock that may be issued under equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under plans (excluding securities listed in the first column)
Equity compensation plans approved by security holders:
1. Stock option plans for employees	6,271,898		$49.86	3,510,642
2. Directors Stock Option Plan	62,708		$45.77	None	(1)
3. Performance Equity Plan	102,224	(2)	N/A	1,183,377
4. Directors Stock Plan	53,353	(3)	N/A	17,097
5. Restricted Stock Plan	N/A		N/A	562,049
Equity compensation plans not approved by security holders	None		N/A	None

(1)	In August 2002, Black & Decker discontinued granting stock options under the Directors Stock Option Plan.
(2)	Represents performance units granted under the Performance Equity Plan that are equivalent to shares of common stock and are payable upon the achievement of performance-based goals established by the Compensation Committee. The maximum number of shares of common stock that may be issued upon the achievement of the performance-based goals is 150% of the performance units granted under the Performance Equity Plan.
(3)	Represents phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by the directors.

STOCKHOLDER PROPOSAL

The following stockholder proposal was submitted under Rule 14a-8 of the Securities Exchange Act. The approval of the stockholder proposal requires the affirmative vote of a majority of votes cast at the meeting, provided the holders of a majority of the outstanding shares of stock are present in person or by proxy at the meeting. Abstentions and broker non-votes will not be treated as votes cast at the meeting and will not affect the result of the vote.

Stockholder Proposal

This proposal was submitted by the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 1,300 shares:

RESOLVED, That the shareholders of The Black & Decker Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2. The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3. Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Proponent’s Supporting Statement:    We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation. First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Black & Decker’s Statement in Opposition to the Stockholder Proposal

As described in the Compensation Committee Report on Executive Compensation beginning at page 24 of this Proxy Statement, Black & Decker’s compensation program is designed to provide performance-based compensation that focuses management on Black & Decker’s annual and long-term financial performance and on long-term stock price performance. The Compensation Committee regularly reviews all elements of executive compensation and uses various compensation tools to provide a balanced compensation structure that considers both Black & Decker’s performance and the executive’s contribution to that performance. In 2005, the Compensation Committee hired a compensation consultant to provide ongoing guidance on executive compensation matters.

The annual and long-term incentive compensation components of Black & Decker’s compensation program are based on the achievement of performance targets established by the Compensation Committee. The Compensation Committee awards annual bonuses on a number of factors, including corporate or business unit performance measured against established performance targets. Awards under the Performance Equity Plan are earned based on Black & Decker’s performance during a two-year period against performance goals established by the Compensation Committee at the beginning of the performance period after consideration of Black & Decker’s operating plan for that period. Stock options are inherently performance-based because a holder of stock options receives no benefit unless Black & Decker’s stock price increases after the date of the stock option grant.

Black & Decker believes that the limitations advocated by the proponent are not necessary given the performance of Black & Decker during the last several years when compared to the performance of an appropriate peer group and the companies composing the S&P 500. For example, Black & Decker’s earnings per share increased more than 23% for the fourth consecutive year in 2005. Very few companies in the S&P 500 have achieved this growth. The Compensation Committee measures corporate financial performance using earnings per share when considering annual and long-term incentive awards, and discloses this performance measure each year in the Proxy Statement. During the same four-year period, the total return to Black & Decker stockholders was 25% compared to a 4% return for the S&P 500. In addition, the chart on page 28 of this Proxy Statement shows that Black & Decker’s total shareholder return for the past five years exceeds the median and mean performance of both the S&P 500 and Black & Decker’s peer group. After taking into account Black & Decker’s superior performance, the concern expressed by the proponent that Black & Decker executives have received significant amounts of compensation for average or below average peer group performance is not justified.

The stockholder proposal requests that the Board utilize financial performance criteria that can be benchmarked against peer group performance when making annual and long-term incentive awards. The proposal would prohibit annual and long-term incentive awards if Black & Decker failed to exceed the median or mean performance of a group of peer companies on the selected financial or stock price performance criteria. The proposal would take away the ability of the Compensation Committee and the Board of the Directors to award bonuses or other incentive compensation when the performance of certain executives or business units clearly justify such awards and when such awards would be in the best interest of Black & Decker.

The Board of Directors believes the Compensation Committee, which is composed entirely of independent directors, needs to maintain the flexibility to determine the form and nature of annual and long-term executive compensation that reflect the interests of stockholders and the variety of goals that Black & Decker seeks to pursue through its compensation arrangements. Black & Decker’s compensation program is designed to be competitive in the industry. Limiting the Compensation Committee’s ability to design a compensation program and set competitive compensation levels would place Black & Decker at a significant disadvantage in the recruitment and retention of key executives.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal.

STOCKHOLDER PROPOSALS AND OTHER BUSINESS TO BE CONSIDERED AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS

It is expected that the 2007 Annual Meeting of Stockholders will be held on April 19, 2007. In order to be considered for inclusion in the proxy statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 13, 2006, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder’s name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at the meeting to present the proposal.

Stockholders desiring to bring business before the 2007 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after December 30, 2006, and before January 19, 2007. The written notice must comply with the provisions of Black & Decker’s bylaws summarized below under the heading Other Matters.

OTHER MATTERS

Management does not know of any other matters that will properly come before the 2006 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as Proxies are authorized to vote the shares as they see fit and will act according to their best judgment.

The bylaws provide that, to be properly brought before the meeting, business must be: (1) specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board; (2) otherwise properly brought before the meeting by or at the direction of the Board; or (3) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting; (2) any material interest of the stockholder in the business; (3) the name and address of the stockholder proposing the business; and (4) the number of shares of common stock beneficially owned by the stockholder.

No stockholders submitted written notice to Black & Decker that they intended to bring business before the 2006 Annual Meeting of Stockholders in compliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board will be considered at the meeting.

No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

March 13, 2006

Towson, Maryland

Exhibit A

The Black & Decker Audit Committee Charter

A. Members.    The Audit Committee is composed of not less than three members, appointed annually by the Board, each of whom (1) is an independent Director as defined in section B.1.b of this Statement*, (2) meets the requirements of Section 303A(2) of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the SEC, (3) except fees for service as a Director or as a member of a committee of the Board, accepts no other consulting, advisory, or other compensatory fee from the Corporation, and (4) is not an affiliated person of the Corporation or any subsidiary of the Corporation. All members shall be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement. In addition, at least one member shall qualify as an “audit committee financial expert” as defined by the SEC. A member may not serve simultaneously on the audit committee of more than three public companies unless the Board determines that the additional service will not impair the member’s ability to serve effectively on the Corporation’s Audit Committee and discloses the determination in the Corporation’s annual meeting proxy statement.

B. Purpose.    The Audit Committee, among other things, assists the Board in overseeing the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal auditors and independent auditor. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor, who shall report directly to the Committee. The Committee also prepares a report to be included in the Corporation’s annual meeting proxy statement as required by the rules of the SEC.

C. Functions.    The Audit Committee will:

(1)  Retain and terminate, on its sole authority, the Corporation’s independent auditor and approve all audit engagements and the scope, fees, and terms of each engagement.

(2)  Approve in advance any non-audit engagements of the independent auditor permitted by Section 201 of the Sarbanes-Oxley Act of 2002 and assure that the approval is disclosed in the Corporation’s periodic reports as required by law.

(3)  At least annually, obtain and review a report by the independent auditor describing the auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the auditor or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues, and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation.

(4)  Require the independent auditor to provide a written statement of all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1.

(5)  Evaluate the independent auditor’s qualifications, performance, and independence, including review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Corporation’s internal auditors, and assure the rotation of the lead audit partner, the reviewing audit partner, and other audit personnel as required by law.

(6)  Receive and review reports of the independent auditor regarding critical accounting policies and practices to be used, all material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of using the alternative disclosures and treatments and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management representation letter, report on observations and recommendations on internal controls, schedule of unadjusted differences, and a listing of adjustments and reclassifications not recorded.

(7)  Present to the Board the Audit Committee’s conclusions with respect to the independent auditor.

(8)  Meet to review and discuss the Corporation’s annual audited financial statements and quarterly financial statements, including reviewing the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditor.

(9)  Review and discuss with management the financial statements in the Corporation’s Annual Report on Form 10-K, discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, and based on the review and discussion, recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K.

(10)  Discuss earnings press releases and the general types of information to be provided to securities analysts and rating agencies. The discussion of earnings press releases may be conducted without a meeting of the Committee by the Chairman or the Chairman’s designee and any available members.

(11)  Discuss policies with respect to risk assessment and risk management, including guidelines and policies that govern the process by which risk assessment and risk management is undertaken and the steps management has taken to monitor and control the exposures.

(12)  Periodically, meet separately with the CFO, the General Counsel, the Controller, the General Auditor, and the independent auditor.

(13)  Review regularly with the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or access to requested information, any significant disagreements with management and management’s response.

(14)  Set clear hiring policies for employees and former employees of the independent auditor.

(15)  Establish procedures for (a) receiving, retaining, and handling complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(16)  Serve as a channel of communication between the Board and the independent auditor.

(17)  At least annually, meet with the General Auditor to review the internal audit organization, the adequacy of resources committed to the function, the adequacy of the system of internal controls, procedures, and programs, the results of activities, and the responsibilities, budget, and staffing of the Corporation’s internal audit function.

(18)  Review significant accounting principles and financial statement presentations, including any material changes in the Corporation’s selection or application of accounting principles. Review significant judgments made in connection with the preparation of the financial statements, including any material exposures and related reserves and any off-balance sheet structures.

(19)  Assess compliance of the Corporation’s CEO, CFO and Controller with the Code of Ethics for Senior Financial Officers set out in Appendix 2 to this Statement, report material violations to the Board, and recommend to the Board appropriate action.

(20)  Review the expenses of the executive officers.

(21)  Report the Audit Committee’s charter, charter amendments, and activities in the Corporation’s annual meeting proxy statement as required by the rules of the SEC.

(22)  Review the certificates of the CEO and the CFO relating to the annual and quarterly reports and monitor the establishment, maintenance, and evaluation by the CEO and the CFO of the disclosure controls and procedures and internal control over financial reporting required by the SEC.

(23)  Quarterly, receive a report from the General Auditor regarding any transactions that are out of the ordinary course of business between Directors or executive officers and the Corporation.

(24)  Annually, adopt a schedule for discharge of the Committee’s duties and responsibilities.

(25)  Review compliance with the provisions of the Corporation’s Code of Ethics and Standards of Conduct (Appendix 1) dealing with conflicts of interest, improper payments, and secret accounts.

(26)  As appropriate and at the expense of the Corporation, retain and obtain advice and assistance from outside legal, accounting, or other advisors without seeking Board approval.

(27)  Annually, review and reassess the adequacy of the charter of the Audit Committee.

(28)  Annually, conduct an evaluation of the Audit Committee’s performance.

(29)  Report regularly to the Board.

D. Staff Support.    CFO; Controller; General Counsel; General Auditor.

*	The “Statement” refers to Black & Decker’s Corporate Governance Policies and Procedures Statement, of which the Audit Committee Charter is a part. Appendices referenced in the Audit Committee Charter refer to the appendices of the Statement. The Statement is posted on Black & Decker’s Web site. The definition of an independent Director contained in section B.1.b of the Statement is as follows:
(1)	A Director is not independent unless the Board affirmatively determines that the Director has no material relationship with the Corporation, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation. The Corporation will identify in its annual meeting proxy statement which Directors are independent and disclose the basis for the determination.
(2)	A Director is not independent if the Director is, or within the last three years has been, an employee of the Corporation or an immediate family member is, or within the last three years has been, an “executive officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Corporation. A Director who serves as an interim Chairman, Chief Executive Officer (CEO) or other executive officer, however, may be deemed independent immediately following that employment.
(3)

A Director is not independent if the Director or an immediate family member has received from the Corporation, during any twelve-month period within the last three years, more than $100,000 in direct compensation other than Director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service. Compensation received by the Director for former service as an interim Chairman, CEO, or other executive officer and compensation received by an immediate family member for service as an employee (other than an executive officer) is excluded when determining independence under this subsection.
(4)	A Director is not independent if (a) the Director or an immediate family member is a current partner of the Corporation’s internal or external auditor, (b) the Director is a current employee of the Corporation’s internal or external auditor, (c) an immediate family member is a current employee of the internal or external auditor and participates in the auditor’s audit, assurance, or tax compliance (but not tax planning) practice, or (d) the Director or an immediate family member was within the last three years (but is not currently) a partner or employee of the internal or external auditor and personally worked on the Corporation’s audit within that time.
(5)	A Director is not independent if the Director or an immediate family member is, or within the last three years has been, employed as an executive officer of another company where any of the Corporation’s current executive officers at the same time serves or served on that company’s compensation committee.
(6)	A Director is not independent if the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the company’s consolidated gross revenues.
(7)	The term “immediate family member” includes a Director’s spouse, parents, children, siblings, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders

April 20, 2006

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

HAVE YOU MOVED?

The Black & Decker Corporation

Mail Stop TW266

701 East Joppa Road

Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:	Account #:
(Print name exactly as it appears on stock certificate)

From (Old Address):

To (New Address):

Street Address                            City or Town            State        Zip Code

Date:                                          Signature:

Owner should sign name exactly as it appears on stock certificate.

If this form is signed by a representative, evidence of authority should be supplied.

kcomm (212) 493-6961— 60130 — BNY – The Black & Decker Corporation — Internet/Telephone Proxy Card

Proof 4 — 02/14/06 — 11:20

THE BLACK & DECKER CORPORATION 701 East Joppa Road, Towson, Maryland 21286

THE BLACK & DECKER CORPORATION 701 East Joppa Road, Towson, Maryland 21286

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Nolan D. Archibald, Manuel A. Fernandez, and Anthony Luiso, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of The Black & Decker Corporation that the undersigned could vote if present at the 2006 Annual Meeting of Stockholders to be held April 20, 2006, and any adjournments of the meeting.The undersigned further gives the Proxies authority to vote according to their best judgment on any other matters properly coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors’ recommendations. Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Continued on the reverse side. Must be signed and dated on the reverse side.

To change your address, please mark this box.

To include any comments, please mark this box.

Comments or change of address

(If you have written in the above space, please mark the corresponding box above.)

THE BLACK & DECKER CORPORATION P.O. BOX 11140 NEW YORK, N.Y. 10203-0140

kcomm (212) 493-6961— 60130 — BNY – The Black & Decker Corporation — Internet/Telephone Proxy Card

Proof 4 — 02/14/06 — 11:20

THE BLACK & DECKER

CORPORATION

YOUR VOTE IS IMPORTANT VOTE BY INTERNET TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/bdk

Go to the Web site address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen. Internet voting will be available until 9:00 am, eastern time, on April 20, 2006.

OR

TELEPHONE

1-866-756-9932

Use any touch-tone telephone.

Have your proxy card ready.

Follow the simple recorded instructions.

Telephone voting will be available until 9:00 am, eastern time, on April 20, 2006.

OR

MAIL

Mark, sign, and date your proxy card. Detach your proxy card.

Return your proxy card in the postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please sign, date, and return the proxy card promptly using the enclosed envelope.

Votes must be indicated (x) in black or blue ink.

The Board of Directors or, with respect to the ratification of Ernst & Young LLP, the Audit Committee, recommends a vote FOR:

1. Election of all Directors

FOR ALL

WITHHOLD FOR ALL

EXCEPTIONS

Nominees: 01—N.D. Archibald, 02—N.R. Augustine, 03—B.L. Bowles, 04—G.W. Buckley, 05—M.A. Burns, 06—K.B. Clark, 07—M.A. Fernandez, 08—B.H. Griswold, IV, 09—A. Luiso, 10—R.L. Ryan, 11—M. H. Willes

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

FOR AGAINST ABSTAIN

2. Ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

The Board of Directors recommends a vote AGAINST:

FOR AGAINST ABSTAIN

3. Stockholder Proposal.

SCAN LINE

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date

Share Owner sign here

Co-Owner sign here